Exhibit 99

ADP Reports Fourth Quarter and Fiscal 2017 Results; Provides Fiscal 2018 Outlook

  Revenues increased 6% to $12.4 billion for the year, 7% organic
  Diluted earnings per share from continuing operations increased 18% to $3.85 for the year, adjusted diluted earnings per share from continuing operations increased 13% to $3.70
  Worldwide new business bookings declined 5% for the year, expected to increase 5% to 7% in fiscal 2018
  For fiscal 2018, forecasting revenue growth of 5% to 6%, adjusted diluted earnings per share growth of 2% to 4%

ROSELAND, N.J., July 27, 2017 (GLOBE NEWSWIRE) -- ADP® (Nasdaq:ADP), a leading global provider of Human Capital Management (HCM) solutions, today announced its fourth quarter and fiscal 2017 financial results, and provided its fiscal 2018 outlook.

Fourth Quarter and Fiscal 2017 Consolidated Results

Compared to last year’s fourth quarter, revenues grew 6% to $3.1 billion, 7% organic.  Net earnings from continuing operations declined 6% to $266 million.  Earnings from continuing operations before income tax declined to $388 million, or 9%.  Adjusted EBIT margin declined about 240 basis points in the quarter to 14.3% as we maintained our investments in product, sales, and service including dual operation costs related to our Service Alignment Initiative.  Diluted earnings per share from continuing operations declined 5% to $0.59.  Adjusted diluted earnings per share from continuing operations declined 4% to $0.66, and included a $0.01 per share tax benefit related to the adoption of new stock-based compensation accounting guidance.

For the year, revenues grew 6% to $12.4 billion, 7% organic.  Net earnings from continuing operations grew 16% to $1.7 billion.  Earnings from continuing operations before income tax increased 13% to $2.5 billion.  Adjusted EBIT margin increased about 30 basis points to 19.8%.  Diluted earnings per share from continuing operations increased to $3.85, representing growth of 18%.  Adjusted diluted earnings per share from continuing operations increased to $3.70, representing growth of 13%, and benefited from fewer shares outstanding compared with last year, and a lower effective tax rate resulting from an incremental $0.04 per share tax benefit related to prior period software development efforts, and a $0.07 per share tax benefit related to the adoption of new stock-based compensation accounting guidance.

“We finished the year in-line with our expectations, including solid organic revenue growth of 7% benefitting from continued strong performance of our PEO,” said Carlos Rodriguez, President and Chief Executive Officer, ADP. “We move into fiscal 2018 with confidence in our long-term strategy and will continue to invest in product, service, and sales to advance the value we create for clients and capture market opportunities.”

“Despite the headwinds we experienced this year, we were pleased with the 60 basis point improvement in retention this quarter and with the progress we’ve made to improve the client experience through investments in product and service,” said Jan Siegmund, Chief Financial Officer, ADP.  “We anticipate the benefits of this progress to have a positive impact as fiscal 2018 unfolds and we return to an expected positive new business bookings growth of 5% to 7%.”

Adjusted EBIT margin, adjusted diluted earnings per share from continuing operations, adjusted effective tax rate, organic revenue and constant dollar are all non-GAAP financial measures.  Please refer to the accompanying financial tables at the end of this release for discussion of why we believe these measures are important and for a reconciliation of non-GAAP financial measures to their comparable GAAP financial measures.

Fourth Quarter and Fiscal 2017 Segment Results

Employer Services – Employer Services offers a comprehensive range of HCM and human resources outsourcing solutions.

  Employer Services revenues increased 2% on a reported basis, 3% organic compared to last year’s fourth quarter.  For the fiscal year, revenues increased 4% on a reported basis, 4% organic.
  The number of employees on ADP clients' payrolls in the United States increased 2.1% for the fourth quarter and 2.4% for the full year when measured on a same-store-sales basis for a subset of clients ranging from small to large businesses.
  Employer Services client revenue retention increased 60 basis points compared to last year’s fourth quarter and declined 50 basis points for the full year to 90.0%.
  Employer Services segment margin decreased approximately 210 basis points compared to last year’s fourth quarter.  This decrease resulted from maintaining our investments in product, sales, and service including dual operation expenses related to our Service Alignment Initiative, in the context of slower revenue growth.  For the full year, segment margin increased about 20 basis points primarily driven by operational efficiencies.

PEO Services – PEO Services provides comprehensive employment administration outsourcing solutions through a co-employment relationship.

  PEO Services revenues increased 16% compared to last year’s fourth quarter. For the fiscal year, revenues increased 13%.
  PEO Services segment margin increased approximately 10 basis points compared to last year’s fourth quarter and 80 basis points for the full year, primarily driven by operational efficiencies.
  Average worksite employees paid by PEO Services increased 12% for the quarter to more than 485,000, and 12% for the full year to about 462,000.

Interest on Funds Held for Clients – The safety, liquidity and diversification of ADP clients’ funds are the foremost objectives of the company’s investment strategy.  Client funds are invested in accordance with ADP’s prudent and conservative investment guidelines and the credit quality of the investment portfolio is predominantly AAA/AA.

  For the fourth quarter, interest on funds held for clients increased 8% to $105 million from $97 million a year ago, and for the full year increased 5% to $397 million from $377 million a year ago.
  Average client funds balances increased 3% in the fourth quarter to $23.9 billion compared to $23.1 billion a year ago, 4% on a constant dollar basis.  For the full year, average client funds balances increased 3% to $23.0 billion compared to $22.4 billion a year ago, 3% on a constant dollar basis.
  For the fourth quarter, the average interest yield on client funds was 1.8% which was up 10 basis points compared to a year ago.  For the full year, the average interest yield on client funds was 1.7% which was flat compared to a year ago.

Fiscal 2018 Outlook

Certain components of ADP’s fiscal 2018 outlook and related growth comparisons exclude the impact of the following items and are discussed on an adjusted basis where applicable.  Please refer to the accompanying financial tables for a reconciliation of these adjusted amounts to their closest comparable GAAP measure.

  Fiscal 2017 pre-tax restructuring charges of $90 million.
  Fiscal 2017 second quarter pre-tax gain on the sale of the CHSA and COBRA businesses of $205 million.
  Fiscal 2018 pre-tax restructuring charges of about $30 million.

ADP anticipates full-year fiscal 2018 revenue growth of 5% to 6% compared to fiscal 2017 revenue of $12.4 billion. Foreign currency translation is not expected to have a significant impact on revenue growth in fiscal 2018.  ADP expects revenue growth at the lower end of the guidance range in the first half of fiscal 2018, and at the higher end of the guidance range in the second half of fiscal 2018. This revenue forecast assumes growth in worldwide new business bookings of 5% to 7% compared to the $1.65 billion sold in fiscal 2017.

ADP expects full year diluted earnings per share to decline 1% to 3% and adjusted diluted earnings per share growth of 2% to 4%.  This earnings growth forecast assumes an adjusted effective tax rate increase of 210 basis points to 33.0% and an adjusted EBIT margin decline of 25 to 50 basis points for the full year.  ADP anticipates adjusted diluted earnings per share growth and adjusted EBIT margin to be below the guidance ranges in the first half of fiscal 2018, and above the guidance ranges in the second half of fiscal 2018.

Reportable Segments Fiscal 2018 Forecast

  For the Employer Services segment, ADP anticipates revenue growth of approximately 2% to 3% and a margin decline of 50 to 75 basis points for the year.
  ADP expects pays per control to increase 2.5% for the year.
  For the PEO Services segment, ADP anticipates 11% to 13% revenue growth and margin expansion of 25 to 50 basis points for the year.

Client Funds Extended Investment Strategy Fiscal 2018 Forecast

The interest assumptions in our forecasts are based on Fed Funds futures contracts and forward yield curves as of July 25, 2017.  The Fed Funds futures contracts used in the client short and corporate cash interest income forecasts assume an increase in the Fed Funds rate in March 2018.  The three-and-a-half and five-year U.S. government agency rates based on the forward yield curves as of July 25, 2017 were used to forecast new purchase rates for the client and corporate extended, and client long portfolios, respectively.

  Interest on funds held for clients is expected to increase $40 to $50 million, or about 11%.  This is based on anticipated growth in average client funds balances of approximately 2% to 3% from $23.0 billion in fiscal 2017 and an average yield which is anticipated to increase about 20 basis points to 1.9% compared to the fiscal 2017 average yield of 1.7%.
  The total contribution from the client funds extended investment strategy is expected to be up $30 to $40 million compared with fiscal 2017.

Investor Webcast Today
ADP will host a conference call for financial analysts today, Thursday, July 27, 2017 at 8:30 a.m. EDT.  The conference call will be webcast live on ADP’s website at investors.adp.com and will be available for replay following the call. A slide presentation will be available shortly before the webcast.

Supplemental financial information including schedules of quarterly and full year reportable segment revenues and earnings for fiscal years 2015, 2016, and 2017, as well as quarterly details of the fiscal 2017 results from the client funds extended investment strategy, are posted to ADP’s website at investors.adp.com.  ADP news releases, current financial information, SEC filings and Investor Relations presentations are accessible at the same website.

About ADP (Nasdaq:ADP)
Powerful technology plus a human touch.  Companies of all types and sizes around the world rely on ADP’s cloud software and expert insights to help unlock the potential of their people.  HR. Talent. Benefits. Payroll. Compliance.  Working together to build a better workforce.  For more information, visit ADP.com.

Automatic Data Processing, Inc. and Subsidiaries
Statements of Consolidated Earnings
(In millions, except per share amounts)
(Unaudited)
	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenues:
Revenues, other than interest on funds held for clients and PEO revenues	$2,073.7	$2,037.3	$8,518.1	$8,234.0
Interest on funds held for clients	104.7	97.3	397.4	377.3
PEO revenues (A) (B)	886.4	763.6	3,464.3	3,056.5
Total revenues	3,064.8	2,898.2	12,379.8	11,667.8

Expenses:
Costs of revenues:
Operating expenses (B)	1,622.5	1,494.0	6,416.1	6,025.0
Systems development & programming costs	166.9	150.7	627.5	603.7
Depreciation & amortization	57.8	53.8	226.2	211.6
Total costs of revenues	1,847.2	1,698.5	7,269.8	6,840.3

Selling, general & administrative expenses	829.6	770.3	2,783.2	2,637.0
Interest expense	22.9	18.1	80.0	56.2
Total expenses	2,699.7	2,486.9	10,133.0	9,533.5

Other income, net	(23.3)	(15.7)	(284.3)	(100.4)

Earnings from continuing operations before income taxes	388.4	427.0	2,531.1	2,234.7

Provision for income taxes	122.6	145.0	797.7	741.3

Net earnings from continuing operations	$265.8	$282.0	$1,733.4	$1,493.4

Loss from discontinued operations before income taxes	—	—	—	(1.4)

Benefit for income taxes	—	—	—	(0.5)

Net loss from discontinued operations	$—	$—	$—	$(0.9)

Net earnings	$265.8	$282.0	$1,733.4	$1,492.5

Basic earnings per share from continuing operations	$0.60	$0.62	$3.87	$3.27
Basic loss per share from discontinued operations	—	—	—	—
Basic earnings per share	$0.60	$0.62	$3.87	$3.27

Diluted earnings per share from continuing operations	$0.59	$0.62	$3.85	$3.25
Diluted loss per share from discontinued operations	—	—	—	—
Diluted earnings per share	$0.59	$0.62	$3.85	$3.25

Dividends declared per common share	$0.570	$0.530	$2.240	$2.080

Components of Other income, net:
Interest income on corporate funds	$(22.3)	$(16.8)	$(76.7)	$(62.4)
Realized gains on available-for-sale securities	(2.1)	(1.6)	(5.3)	(5.1)
Realized losses on available-for-sale securities	1.1	2.7	3.1	10.1
Gain on sale of business	—	—	(205.4)	(29.1)
Gain on sale of building	—	—	—	(13.9)
Total other income, net	$(23.3)	$(15.7)	$(284.3)	$(100.4)

(A) Professional Employer Organization (“PEO”) revenues are net of direct pass-through costs, primarily consisting of payroll wages and payroll taxes of $8,527.1 million and $7,315.5 million for the three months ended June 30, 2017 and 2016, respectively, and $34,567.4 million and $30,928.6 million for the twelve months ended June 30, 2017 and 2016, respectively.

(B) PEO revenues and operating expenses include pass-through costs associated with benefits coverage, workers' compensation coverage, and state unemployment taxes for worksite employees of $673.9 million and $576.4 million for the three months ended June 30, 2017 and 2016, respectively, and $2,628.4 million and $2,336.3 million for the twelve months ended June 30, 2017 and 2016, respectively.

Automatic Data Processing, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)
	June 30,	June 30,
	2017	2016
Assets
Cash and cash equivalents	$2,780.4	$3,191.1
Other current assets	2,586.8	2,468.1
Total current assets before funds held for clients	5,367.2	5,659.2
Funds held for clients	27,291.5	33,841.2
Total current assets	32,658.7	39,500.4

Property, plant and equipment, net	779.9	685.0
Other non-current assets	3,741.4	3,484.6
Total assets	$37,180.0	$43,670.0

Liabilities and Stockholders' Equity
Other current liabilities	$2,626.5	$2,515.6
Client funds obligations	27,189.4	33,331.8
Total current liabilities	29,815.9	35,847.4

Long-term debt	2,002.4	2,007.7
Other non-current liabilities	1,384.7	1,333.3
Total liabilities	33,203.0	39,188.4

Total stockholders' equity	3,977.0	4,481.6
Total liabilities and stockholders' equity	$37,180.0	$43,670.0

Automatic Data Processing, Inc. and Subsidiaries
Condensed Statements of Consolidated Cash Flows
(In millions)
(Unaudited)	Twelve Months Ended
	June 30,
	2017	2016
Cash Flows from Operating Activities:
Net earnings	$1,733.4	$1,492.5
Adjustments to reconcile net earnings to cash flows provided by operating activities	490.8	533.7
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures of businesses	(98.3)	(128.9)
Net cash flows provided by operating activities	2,125.9	1,897.3

Cash Flows from Investing Activities:
Purchases and proceeds from corporate and client funds marketable securities	(789.2)	(660.9)
Net decrease / (increase) in restricted cash and cash equivalents held to satisfy client funds obligations	6,843.6	(8,218.2)
Capital expenditures	(240.2)	(168.5)
Additions to intangibles	(230.4)	(217.5)
Other investing activities	146.6	177.9
Net cash flows provided by/(used in) investing activities	5,730.4	(9,087.2)

Cash Flows from Financing Activities:
Net increase in client funds obligations	(6,120.6)	8,803.3
Net proceeds from debt issuance	—	1,998.3
Repurchases of common stock	(1,259.6)	(1,155.7)
Dividends paid	(995.2)	(943.6)
Other financing activities	93.7	50.4
Net cash flows (used in) / provided by financing activities	(8,281.7)	8,752.7

Effect of exchange rate changes on cash and cash equivalents	14.7	(11.0)

Net change in cash and cash equivalents	(410.7)	1,551.8

Cash and cash equivalents, beginning of period	3,191.1	1,639.3
Cash and cash equivalents, end of period	$2,780.4	$3,191.1

Supplemental disclosures of cash flow information:
Cash paid for interest	$78.1	$37.5
Cash paid for income taxes, net of income tax refunds	$817.1	$651.6

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data
(Dollars in millions, except per share amounts)
(Unaudited)	Three Months Ended			Twelve Months Ended
	June 30,			June 30,
	2017	2016	% Change	2017	2016	% Change
Revenues from continuing operations
Employer Services	$2,337.4	$2,291.8	2%	$9,535.2	$9,211.9	4%
PEO Services	891.6	768.0	16%	3,483.6	3,073.1	13%
Other	(164.2)	(161.6)	n/m	(639.0)	(617.2)	n/m
Total revenues from continuing operations	$3,064.8	$2,898.2	6%	$12,379.8	$11,667.8	6%

Segment earnings from continuing operations
Employer Services	$619.1	$654.2	(5)%	$2,921.3	$2,800.4	4%
PEO Services	107.1	91.3	17%	448.6	371.2	21%
Other	(337.8)	(318.5)	n/m	(838.8)	(936.9)	n/m
Total pretax earnings from continuing operations	$388.4	$427.0	(9)%	$2,531.1	$2,234.7	13%

	Three Months Ended			Twelve Months Ended
	June 30,			June 30,
Segment margin	2017	2016	Change	2017	2016	Change
Employer Services	26.5%	28.5%	(2.1)%	30.6%	30.4%	0.2%
PEO Services	12.0%	11.9%	0.1%	12.9%	12.1%	0.8%
Other	n/m	n/m	n/m	n/m	n/m	n/m
Total pretax margin	12.7%	14.7%	(2.1)%	20.4%	19.2%	1.3%

	Three Months Ended			Twelve Months Ended
	June 30,			June 30,
Earnings per share information:	2017	2016	% Change	2017	2016	% Change
Net earnings from continuing operations	$265.8	$282.0	(6)%	$1,733.4	$1,493.4	16%
Net earnings	$265.8	$282.0	(6)%	$1,733.4	$1,492.5	16%

Basic weighted average shares outstanding	444.3	453.4	(2)%	447.8	457.0	(2)%
Basic earnings per share from continuing operations	$0.60	$0.62	(3)%	$3.87	$3.27	18%
Basic earnings per share	$0.60	$0.62	(3)%	$3.87	$3.27	18%

Diluted weighted average shares outstanding	447.1	456.1	(2)%	450.3	459.1	(2)%
Diluted earnings per share from continuing operations	$0.59	$0.62	(5)%	$3.85	$3.25	18%
Diluted earnings per share	$0.59	$0.62	(5)%	$3.85	$3.25	18%

Key Statistics:
Employer Services:
Change in pays per control - U.S.	2.1%	2.5%		2.4%	2.5%
Change in client revenue retention percentage - worldwide	0.6 pts	(0.8) pts		(0.5) pts	(1.0) pts
Employer Services/PEO new business bookings growth - worldwide	(7)%	6%		(5)%	12%

PEO Services:
Paid PEO worksite employees at end of period	491,000	439,000		491,000	439,000
Average paid PEO worksite employees during the period	485,000	432,000		462,000	412,000

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data, Continued
(Dollars in millions, except per share amounts or where otherwise stated)
(Unaudited)
	Three Months Ended				Twelve Months Ended
	June 30,				June 30,
	2017	2016	Change	% Change	2017	2016	Change	% Change
Average investment balances at cost (in billions):
Corporate, other than corporate extended	$2.9	$3.1	$(0.2)	(7)%	$2.8	$2.6	$0.2	6%
Corporate extended	3.3	3.0	0.3	10%	3.4	3.0	0.4	12%
Total corporate	6.2	6.1	0.1	1%	6.1	5.6	0.5	10%
Funds held for clients	23.9	23.1	0.8	3%	23.0	22.4	0.6	3%
Total	$30.1	$29.3	$0.8	3%	$29.2	$28.0	$1.1	4%

Average interest rates earned exclusive of realized losses (gains) on:
Corporate, other than corporate extended	1.1%	0.6%			0.8%	0.5%
Corporate extended	1.7%	1.6%			1.6%	1.6%
Total corporate	1.4%	1.1%			1.2%	1.1%
Funds held for clients	1.8%	1.7%			1.7%	1.7%
Total	1.7%	1.6%			1.6%	1.6%

Net unrealized gain position at end of period	$102.5	$510.2			$102.5	$510.2

Average short-term financing (in billions):
U.S. commercial paper borrowings	$3.0	$2.6			$3.1	$2.7
U.S. & Canadian reverse repurchase agreement borrowings	0.3	0.4			0.3	0.3
	$3.3	$3.0			$3.4	$3.0

Average interest rates paid on:
U.S. commercial paper borrowings	1.0%	0.4%			0.6%	0.3%
U.S. & Canadian reverse repurchase agreement borrowings	0.8%	0.5%			0.6%	0.4%

Interest on funds held for clients	$104.7	$97.3	$7.4	8%	$397.4	$377.3	$20.1	5%
Corporate extended interest income (C)	14.2	12.2	2.0	17%	54.3	48.6	5.7	12%
Corporate interest expense-short-term financing (C)	(8.1)	(3.2)	(4.8)	(149)%	(20.7)	(8.3)	(12.4)	(150)%
	$110.8	$106.2	$4.6	4%	$430.9	$417.6	$13.4	3%

(C) Please refer to the accompanying financial table at the end of this release for a reconciliation of these non-GAAP measures to their comparable GAAP financial measures.

Automatic Data Processing, Inc. and Subsidiaries
Consolidated Statement of Adjusted / Non-GAAP Financial Information
(in millions, except per share amounts)
(Unaudited)

In addition to our GAAP results, we use the adjusted results and other non-GAAP metrics set forth in the table below to evaluate our operating performance in the absence of certain items and for planning and forecasting of future periods:

Adjusted Financial Measure	U.S. GAAP Measures		Adjustments/Explanation
Adjusted EBIT	Net earnings from continuing operations	- Provision for income taxes
- Gains/losses on non-operational transactions such as sales of businesses and assets
- All other interest expense and income
- Certain restructuring charges

See footnotes (a) and (b)

Adjusted net earnings from continuing operations	Net earnings from continuing operations		Pre-tax and tax impacts of: - Gains/losses on non-operational transactions such as sales of businesses and assets - Certain restructuring charges See footnotes (b), (c), and (d)
Adjusted provision for income taxes	Provision for income taxes		Tax impacts of: - Gains/losses on non-operational transactions such as sales of businesses and assets - Certain restructuring charges See footnotes (c) and (d)
Adjusted diluted earnings per share from continuing operations	Diluted earnings per share		EPS impacts of: - Gains/losses on non-operational transactions such as sales of businesses and assets - Certain restructuring charges See footnote (b)
Adjusted effective tax rate	Effective tax rate		See footnote (e)
Constant dollar basis	U.S. GAAP P&L line items		See footnote (f)
Organic revenue growth	Revenues		Impact of acquisitions Impact of dispositions Impact of foreign currency translation See footnote (g)
Corporate extended interest income	Interest income		All other interest income See footnote (h)
Corporate interest expense-short-term financing	Interest expense		All other interest expense See footnote (h)

We believe that the exclusion of the identified items helps us reflect the fundamentals of our underlying business model and analyze results against our expectations, against prior period, and to plan for future periods by focusing on our underlying operations.  We believe that the adjusted results provide relevant and useful information for investors because it allows investors to view performance in a manner similar to the method used by management and improves their ability to understand and assess our operating performance.  The nature of these exclusions are for specific items that are not fundamental to our underlying business operations.  Since these adjusted financial measures and other non-GAAP metrics are not measures of performance calculated in accordance with U.S. GAAP, they should not be considered in isolation from, as a substitute for, or superior to their U.S. GAAP measures, and they may not be comparable to similarly titled measures at other companies.

	Three Months Ended				Twelve Months Ended
	June 30,		% Change		June 30,		% Change
	2017	2016	As Reported	Constant Dollar Basis (f)	2017	2016	As Reported	Constant Dollar Basis (f)
Net earnings from continuing operations	$265.8	$282.0	(6)%	(5)%	$1,733.4	$1,493.4	16%	16%
Adjustments:
Provision for income taxes	122.6	145.0			797.7	741.3
All other interest expense (a)	14.8	14.8			59.3	47.9
All other interest income (a)	(8.1)	(4.5)			(22.4)	(13.6)
Gain on sale of businesses	—	—			(205.4)	(29.1)
Gain on sale of building	—	—			—	(13.9)
Workforce Optimization Effort (b)	(5.0)	48.2			(5.0)	48.2
Service Alignment Initiative (b)	48.5	—			90.0	—
Adjusted EBIT	$438.6	$485.5	(10)%	(9)%	$2,447.6	$2,274.2	8%	7%
Adjusted EBIT Margin	14.3%	16.8%			19.8%	19.5%

Provision for income taxes	$122.6	$145.0	(15)%	(15)%	$797.7	$741.3	8%	7%
Adjustments:
Gain on sale of businesses (c)	—	—			(84.0)	(7.3)
Gain on sale of building (d)	—	—			—	(5.3)
Workforce Optimization Effort (d)	(1.8)	16.4			(1.8)	16.4
Service Alignment Initiative (d)	18.2	—			33.8	—
Adjusted provision for income taxes	$139.0	$161.4	(14)%	(13)%	$745.7	$745.1	—%	—%
Adjusted effective tax rate (e)	32.2%	34.0%			30.9%	33.3%

Net earnings from continuing operations	$265.8	$282.0	(6)%	(5)%	$1,733.4	$1,493.4	16%	16%
Adjustments:
Gain on sale of businesses	—	—			(205.4)	(29.1)
Gain on sale of building	—	—			—	(13.9)
Workforce Optimization Effort (b)	(5.0)	48.2			(5.0)	48.2
Service Alignment Initiative (b)	48.5	—			90.0	—
Provision for income taxes on gain on sale of business (c)	—	—			84.0	7.3
Provision for income taxes on gain on sale of building (d)	—	—			—	5.3
Benefit/(Provision) for income taxes for Workforce Optimization Effort (d)	1.8	(16.4)			1.8	(16.4)
Income tax benefit for Service Alignment Initiative (d)	(18.2)	—			(33.8)	—
Adjusted net earnings from continuing operations	$292.9	$313.8	(7)%	(6)%	$1,665.0	$1,494.8	11%	11%

Diluted earnings per share from continuing operations	$0.59	$0.62	(5)%	(3)%	$3.85	$3.25	18%	18%
Adjustments:
Gain on sale of businesses	—	—			(0.27)	—
Gain on sale of building	—	—			—	(0.02)
Workforce Optimization Effort (b)	(0.01)	0.07			(0.01)	0.07
Service Alignment Initiative (b)	0.07	—			0.12	—
Adjusted diluted earnings per share from continuing operations	$0.66	$0.69	(4)%	(4)%	$3.70	$3.26	13%	13%

(a) We continue to include the interest income earned on investments associated with our client funds extended investment strategy and interest expense on borrowings related to our client funds extended investment strategy as we believe these amounts to be fundamental to the underlying operations of our business model. The adjustments in the table above represent the interest income and interest expense that is not related to our client funds extended investment strategy and are labeled as "All other interest expense" and "All other interest income."

(b) The majority of charges relating to our Service Alignment Initiative and Workforce Optimization Effort represent severance charges.  Severance charges have been taken in the past and not included as an adjustment to get to adjusted results.  Unlike severance charges in prior periods, these specific charges relate to our broad-based, company-wide Service Alignment Initiative and Workforce Optimization Effort.  The fiscal 2017 Workforce Optimization Effort adjustment totaling approximately $5 million represents a reversal of the fiscal 2016 estimate.

(c) The taxes on the gains on the sale of the businesses were calculated based on the annualized marginal rate in effect during the quarter of the adjustment.  The tax amount was adjusted for a book vs. tax basis difference for the period ended June 30, 2017 due to the derecognition of goodwill upon the sale of the business and for the period ended June 30, 2016 due to a previously recorded non tax-deductible goodwill impairment charge.

(d) The tax benefit/provision on the Service Alignment Initiative, Workforce Optimization Effort, and the gain on the sale of the building was calculated based on the annualized marginal rate in effect during the quarter of the adjustment.

(e) The Adjusted effective tax rate is calculated as our Adjusted provision for income taxes divided by our Adjusted net earnings from continuing operations plus our Adjusted provision for income taxes.

(f) "Constant dollar basis" provides information that isolates the actual growth of our operations.  "Constant dollar basis" is determined by calculating the current year result using foreign exchange rates consistent with the prior year.

(g) The following table reconciles our reported growth rates to the non-GAAP measure of organic revenue which excludes the impact of acquisitions, the impact of dispositions, and the impact of foreign currency translation. The impact of acquisitions and dispositions is calculated by excluding the current year revenues of acquisitions until the one year anniversary of the transaction and by excluding the prior year revenues of divestitures for the one year period preceding the transaction.  The impact of foreign currency translation is determined by calculating the current year result using foreign exchange rates consistent with the prior year.  The PEO segment is not impacted by acquisitions, dispositions or foreign currency.

			Three Months Ended			Twelve Months Ended
			June 30,			June 30,
Revenue growth consolidated:			2017	2016		2017	2016

Employer Services			2%	6%		4%	5%
PEO Services			16%	13%		13%	16%
Consolidated revenue growth as reported			6%	8%		6%	7%
Adjustments:
Impact of acquisitions			—%	—%		—%	—%
Impact of dispositions			1%	1%		1%	1%
Impact of foreign currency translation			—%	—%		—%	2%
Consolidated organic revenue growth			7%	8%		7%	9%

Segment:

Employer Services revenue growth as reported			2%	6%		4%	5%
Adjustments:
Impact of acquisitions			—%	—%		—%	—%
Impact of dispositions			1%	—%		1%	—%
Impact of foreign currency translation			1%	—%		—%	2%
Employer Services organic revenue growth			3%	6%		4%	6%

(h) The following tables reconcile our "Total interest income" and "Total interest expense" to “Corporate extended interest income” and “Corporate interest expense-short-term financing,” related to our client funds investment strategy which are non-GAAP measures.

			Three Months Ended			Twelve Months Ended
			June 30,			June 30,
			2017	2016		2017	2016

Corporate extended interest income			$14.2	$12.2		$54.3	$48.6
All other interest income			8.1	4.5		22.4	13.6
Total interest income on corporate funds			$22.3	$16.8		$76.7	$62.4

Corporate interest expense-short-term financing			$8.1	$3.2		$20.7	$8.3
All other interest expense			14.8	14.8		59.3	47.9
Total interest expense			$22.9	$18.1		$80.0	$56.2

Automatic Data Processing, Inc. and Subsidiaries
Fiscal 2018 GAAP to Non-GAAP Guidance Reconciliation
(Unaudited)
	Twelve Months Ended		Fiscal 2018
	June 30, 2017		Forecast
Earnings from continuing operations before income taxes / margin (GAAP)	$2,531.1	20.4%	~(175) - (150) bps
Adjustments:
All other interest expense	59.3	+50bps	-	a
All other interest income	(22.4)	(20)bps	-	b
Gain on sale of CHSA and COBRA businesses - 2Q F17	(205.4)	(170)bps	+170bps	c
Workforce Optimization Effort - 4Q F17	(5.0)	(5)bps	+5bps	d
Service Alignment Initiative - F17	90.0	+75bps	(75)bps	e
Service Alignment Initiative - F18	-	-	+25bps	f
Adjusted EBIT margin (Non-GAAP)	$2,447.6	19.8%	~(50) - (25) bps

Effective tax rate (GAAP)		31.5%	32.9%
Adjustments:
Gain on sale of CHSA and COBRA businesses - 2Q F17		(0.9%)	-
Workforce Optimization Effort - 4Q F17		(0.0%)	-
Service Alignment Initiative - F17		+0.4%	-
Service Alignment Initiative - F18		-	+0.1
Adjusted effective tax rate (Non-GAAP)		30.9%	33.0%

Diluted earnings per share from continuing operations (GAAP)	$3.85	18%	(3)% - (1)%
Adjustments:
Gain on sale of CHSA and COBRA businesses - 2Q F17	(0.27)	(7%)	+7%	c
Workforce Optimization Effort - 4Q F17	(0.01)	(0%)	+0%	d
Service Alignment Initiative - F17	0.12	+3%	(3%)	e
Service Alignment Initiative - F18	-	-	+1%	f
Adjusted diluted earnings per share from continuing operations (Non-GAAP)	$3.70	13%	2% - 4%

a) No material impact is expected from change in all other interest expense in fiscal 2018
b) No material impact is expected from change in all other interest income in fiscal 2018
c) Second quarter fiscal 2017 impact from gain on the sale of CHSA and COBRA businesses
d) Fourth quarter fiscal 2017 Workforce Optimization Effort charge is a reversal of the fiscal 2016 estimate and is not expected to recur in fiscal 2018
e) Fiscal 2017 charges in connection with the Service Alignment Initiative: $41 million incurred in first half fiscal 2017, $49 million incurred in second half fiscal 2017
f) Expected impact of Fiscal 2018 charges in connection with the Service Alignment Initiative

Safe Harbor Statement

This document and other written or oral statements made from time to time by ADP may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could,” “is designed to” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and depend upon or refer to future events or conditions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements or that could contribute to such difference include: ADP's success in obtaining and retaining clients, and selling additional services to clients; the pricing of products and services; compliance with existing or new legislation or regulations; changes in, or interpretations of, existing legislation or regulations; overall market, political and economic conditions, including interest rate and foreign currency trends; competitive conditions; our ability to maintain our current credit ratings and the impact on our funding costs and profitability; security or privacy breaches, fraudulent acts, and system interruptions and failures; employment and wage levels; changes in technology; availability of skilled technical associates; and the impact of new acquisitions and divestitures. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. These risks and uncertainties, along with the risk factors discussed under “Item 1A. - Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2016 should be considered in evaluating any forward-looking statements contained herein.

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Source: Automatic Data Processing, Inc.

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